AMENDMENT

                      to the Reinsurance Agreements between

              CUNA MUTUAL, LIFE INSURANCE COMPANY of Waverly, Iowa,
                                   ("COMPANY")

                                       and

    SWISS RE LIFE AND HEALTH AMERICA, INC., a Connecticut domiciled insurer,
                                 ("REINSURER").

All existing Reinsurance Agreements (the "Agreements") between CUNA Mutual Life Insurance Company ("COMPANY") and Swiss Re Life and Health America, Inc. ("REINSURER"), are hereby amended by the addition of the following Article of Confidentiality and Sharing of Customer Information:

         ARTICLE OF CONFIDENTIALITY AND SHARING OF CUSTOMER INFORMATION

The Parties acknowledge and agree that it may be necessary for COMPANY to share customer information ("Customer Information") with REINSURER in order for REINSURER to meet its obligations under the Agreements. With respect to the sharing, use add protection of Customer Information, REINSURER agrees to the following:

(a) CONFIDENTIALITY AND RESTRICTIONS ON REDISCLOSURE OF CUSTOMER INFORMATION. REINSURER agrees to hold in strict confidence Customer Information obtained from COMPANY during the Agreements. REINSURER agrees not to disclose Customer Information, in any form or medium, to any affiliated or nonaffiliated person, firm or corporation except as necessary to perform services under the Agreements or as may be required or permitted by law. The parties acknowledge and agree that disclosing Customer Information to effectuate, service or administer a Customer transaction shall not be considered a breach of the confidentiality obligations created hereunder. To the extent that REINSURER contracts with a third party that obtains Customer Information in order to provide services under the Agreements, REINSURER agrees to obtain contractual confidentiality protections to require the third party to hold Customer Information in strict confidence and not disclose it to any person unless required by law. REINSURER agrees to return all Customer Information to COMPANY either upon request or termination of the Agreements. REINSURER agrees to comply with applicable privacy laws and regulations including, but not limited to, the Gramm-Leach-Bliley Act, Public Law 106-102 (1999) as set forth in 15 U.S.C.A. [SEC]6802, as amended and to comply with applicable changes in such laws and regulations as these occur and become effective.

(b) USE OF CUSTOMER INFORMATION. REINSURER agrees to use Customer Information only to provide services hereunder and not to use such information for any other purpose.

(C) OBLIGATION TO MAINTAIN SECURITY OVER CUSTOMER INFORMATION. REINSURER agrees to implement and maintain reasonable and customary security measures to safeguard Customer Information. Such measures shall include, but not be limited to, requiring employees who will have access to such information to agree to the confidentiality requirements of this Article.

(D) CONFIDENTIALITY OBLIGATIONS SURVIVE TERMINATION OF THE AGREEMENT. The obligations of REINSURER set forth in this Article shall survive the termination of the Agreements.

In Witness Whereof, the undersigned parties have executed this Amendment to be effective July 1, 2001.

CUNA MUTUAL LIFE INSURANCE COMPANY        SWISS RE LIFE AND HEALTH AMERICA, INC.

By: /s/ Michael A. Hulme                   By:    /s/ Deborah Keyes
    ------------------------------                ------------------------------
NAME: Michael A. Hulme                     NAME:   Deborah Keyes
      ----------------------------                ------------------------------
TITLE: VP, Life & Health Products          TITLE:  Second VP
       ---------------------------                ------------------------------
DATE:  6/24/02                             DATE:   6/25/02
      ----------------------------                ------------------------------

                                             SWISS RE LIFE & HEALTH
                                             [LOGO OF SWISS RE LIFE & HEALTH]

                                             DEBORAH L. KEYES
                                             Second Vice President
                                             Life Administration, Contracts

Ms. Penelope S. Hoeper                       Swiss Re Life & Health America Inc.
Actuarial Specialist                         969 High Ridge Road
CUNA Mutual Life Insurance Company           Stamford, Connecticut
2000 Heritage Way                            USA 06905
Waverly, IA 50677
U.S.A.                                       Telephone (914) 828-8380
                                             Fax (914) 828-5973
                                             E-mail Deborahl_Keyes@swissre.com

                                             June 27, 2001
Dear Ms. Hoeper:

The Financial Services Modernization Act of 1999/Graham-Leach-Bliley ("GLB") requires all insurance companies and other financial institutions to formalize the manner in which they ensure that consumer information is protected. Maintaining consumer privacy has always been a goal of Swiss Re Life & Health America Inc. ("Swiss Re"). Thus, Swiss Re's commitment to consumer privacy is not new. However, as a result of GLB, we have the opportunity to share our practices with our clients.

Swiss Re agrees that it will abide by the following statement in connection with all reinsurance agreements between Swiss Re and your company:

         Swiss Re and all of its representatives and service providers will hold all private, non-public policyholder information furnished to Swiss Re for the purpose of providing services to you under any reinsurance agreement in strict confidence. By reference to private, nonpublic policyholder information, Swiss Re means all policyholder or other consumer financial or health information furnished to or obtained by Swiss Re, its representatives or its service providers in order to carry out its duties and obligations under a reinsurance agreement with your company. Swiss Re will only use such information for the purpose of performing services under a reinsurance agreement with your company. Such information will only be disclosed to a third party for the purpose of carrying out Swiss Re's duties under a reinsurance agreement with your company, to retrocessionaires or Swiss Re service providers or as required or permitted by law. Swiss Re will take reasonable steps necessary to protect such information from unauthorized or inadvertent disclosure.

Swiss Re greatly values the relationship we have with your company. We consider this statement a unilateral addendum to all reinsurance agreements under which your company transacts business with Swiss Re. Please keep this letter with all reinsurance agreements between Swiss Re and your company.

This letter in intended to answer your questions regarding our privacy practices and simplify your relationship with Swiss Re. As always we appreciate the opportunity to provide you service.

Sincerely

/s/ Deborah L. Keyes